UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2005

STEWART & STEVENSON SERVICES, INC.

(Exact name of Registrant as specified in charter)

Texas	0-8493	74-1051605
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2707 North Loop West Houston, Texas		77008
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 868-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 8, 2005, Stewart & Stevenson Services, Inc. (the “Company”) acquired the outstanding shares of Automotive Technik (Holdings) Limited (“ATHL”), the United Kingdom-based manufacturer of the Pinzgauer light utility vehicle, pursuant to that certain Agreement Relating to the Sale and Purchase of the Whole of the Issued Share Capital of Automotive Technik (Holdings) Limited dated April 8, 2005 between Stewart & Stevenson TVS UK Limited, a wholly owned subsidiary of the Company, and the shareholders of ATHL (the “Share Purchase Agreement”).  The purchase price for the ATHL shares was 25 million British pounds sterling (approximately US$47.2 million) in cash and deferred consideration.  Prior to the execution of the Share Purchase Agreement, there were no material relationships between the Company and ATHL or its shareholders.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

See disclosure provided in Item 1.01 of this Current Report.  A copy of the Share Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 2.1              Agreement Relating to the Sale and Purchase of the Whole of the Issued Share Capital of Automotive Technik (Holdings) Limited dated April 8, 2005 between Stewart & Stevenson TVS UK Limited, a subsidiary of the Company, and the shareholders of ATHL. Certain portions of this Agreement have been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART & STEVENSON SERVICES, INC.

Dated: April 14, 2005	By:	/s/ John B. Simmons
John B. Simmons
Senior Vice President, Chief
Financial Officer and Treasurer